Exhibit 10.2

Cynthia Origlio VP, Total Rewards & Talent coriglio@bned.com M: 917.841.5991

CONFIDENTIAL

September 8, 2023

Dear Jonathan,

This letter sets forth an amendment to your retention bonus letter dated May 1, 2023 (“Letter”).

The second and third paragraphs of the Letter are hereby deleted in their entirety and replaced with the following:

In the event you remain continuously employed by Barnes & Noble Education, Inc. or one of its subsidiaries (collectively, “Company”) through the dates listed in this paragraph, Company shall pay you a total retention bonus of $450,000 (“Retention Bonus”), less all applicable taxes, deductions and withholdings, with fifty percent (50%) (or $225,000) of such Retention Bonus becoming due on September 1, 2023 (or as soon as reasonably practicable thereafter) (“First Payment”) and the remaining fifty percent (50%) becoming due on February 1, 2024 (“Second Payment”). The First Payment shall be paid on or about September 15, 2023, provided you are continuously employed as of such date. The Second Payment shall be paid on the payroll date immediately following February 1, 2024, provided you are continuously employed as of such date. Taxes on the Retention Bonus payment shall be solely your responsibility. In the event you voluntarily resign other than for Disability (as defined below) or Good Reason (as defined below) or are terminated for Cause (as defined below) on or before December 31, 2023, the Company reserves the right to claw back, in its sole and exclusive discretion, the First Payment on a pro rata basis.

You shall not be entitled to the Retention Bonus payment if, prior to the dates the Retention Bonus payment is to become due, you are terminated for Cause or resign other than for Good Reason. However, if your employment ends prior to the date the Retention Bonus payments are to become due because of Disability or for Good Reason, or if you are terminated without Cause, you shall be entitled to payment of your entire Retention Bonus.

All other terms of the Letter shall remain the same.

This letter may be executed and sent via electronic transmission and in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

If you wish to accept the updated terms as set forth in this document, please sign below and email the executed version to coriglio@bned.com. Please retain one copy for your files. If you have any questions, please call me at 917.841.5991.

Very truly yours,

Cynthia Origlio

VP, Total Rewards & Talent

Barnes & Noble Education

Agreed and accepted:

/s/ Jonathan Shar	September 8, 2023
Jonathan Shar	Date Signed